CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cellcyte Genetics Corporation of our report dated April 14, 2011, on the consolidated financial statements of Cellcyte Genetics Corporation, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2010.

/s/BehlerMick PS

BehlerMick PS

Spokane, Washington

May 10, 2011